DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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[_]        Preliminary Proxy Statement

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[_ ]       Definitive Proxy Statement

[X]       Definitive Additional Materials

[_]        Soliciting Materials under Rule 14a-12

Dreyfus Institutional Cash Advantage Funds

-          Dreyfus Institutional Cash Advantage Fund

            (Name of Registrant as Specified In Its Charter)

            (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]       No fee required.

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(1)        title of each class of securities to which transaction applies:

(2)        Aggregate number of securities to which transaction applies:

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(4)        Date Filed:

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)? (Re-Greet If Necessary)

I am calling on a recorded line from D.F. King and Co. regarding your current investment with Dreyfus Institutional Cash Advantage Fund (the “Fund”). You were recently sent proxy materials along with a proxy card or voting instruction form to cast your vote at the Special Meeting of Shareholders scheduled to take place on July 20, 2016.

1. Have you received this information? (Pause for response)

If “Yes” or positive response to receiving information:

If you’re not able to attend the meeting, I can record your voting instructions by phone. The Fund’s Board has approved the proposal and is recommending a vote “In Favor” (proceed to #2).

If “No” or negative response to receiving information:

We would be happy to resend the information to you. For verification purposes, please state your mailing address.

(If address is incorrect, go to “Shareholder states a different address during confirmation”) (If still incorrect, go to “Wrong address given by investor”.) Would you prefer mail or e-mail? (Pause For Response)

E-mail: I would be happy to e-mail you the information and, if you’d like, you can reply to the e-mail with your voting instructions and we can process your vote accordingly. You can also e-mail us back with any questions you have, or feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. May I please have your e-mail address? (Pause & record e-mail, read e-mail back to shareholder to confirm)

Please allow 24 hours to receive the materials. The e-mail will come from D.F. King and Co. Please check your spam folder if you don’t see our e-mail in your inbox. Once you receive your proxy statement and other materials, if you have any questions, or would like us to take your vote by phone, feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. Thank you for your time and have a good (morning, afternoon, evening).

Mail: We will send the materials to you by mail. Please allow 5 to 7 business days for delivery. Once you receive your proxy statement and other materials, if you have any questions, or would like us to take your vote by phone, feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. Thank you for your time and have a good (morning, afternoon, evening).

2. Would you like to vote along with the Board’s Recommendation? (Pause For Response)

Voting with Board’s Recommendation: (Proceed to Confirmation) If not voting with Board’s recommendation or unsure how to vote:

Use appropriate Rebuttal and/or explanation from Fact Sheet and follow up with:

Based on this information, would you like to vote “In Favor” along with the Board’s recommendation?

(Pause For Response)

CONFIRMATION: If we identify any additional accounts you hold in the Dreyfus Institutional Cash Advantage Fund before the meeting takes place, would you like us to vote those accounts in the same manner as well?

(Pause For Response)

I am recording your (Recap Voting Instructions). For confirmation purposes:

  Please state your full name. (Pause – refer to rebuttal if neglects to state middle initial)

  To ensure that we have the correct address for the written confirmation, please state your full street address. (Pause) (If Wrong address is stated, go to “Shareholder states a different address during confirmation”) (If still incorrect, go to “Wrong address given by investor”)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on this confirmation. Mr. /Ms. (SHAREHOLDER’S LAST NAME), your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

Shareholder states a different address during confirmation:

Our records indicate a different address. Is it possible the account has been registered at a different address?

Wrong address given by investor:

Mr./Mrs./Ms. (SHAREHOLDER’S LAST NAME) I apologize but the address that you just recited for me doesn’t match our records and, therefore, I can’t take your vote by telephone. Instead, I urge you to complete, sign, date and return your proxy card or voting instruction form at your earliest convenience, or vote your shares by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good (morning, afternoon, evening).

S/h neglects to state middle initial/name suffix/street direction/apartment during confirmation.

Our records also show a (middle initial/name suffix/street direction/apartment). Can you please confirm that as well?

“Why do I need to vote?” or “Why is it so important that I vote?”

We want to ensure that your shares are represented at the upcoming special meeting of shareholders. If there is a lack of shareholder participation, the meeting might be delayed or adjourned, which may create additional solicitation costs. The Board has approved and is recommending a vote “In Favor”. May I record your vote at this time?

Shareholder refuses to vote or give address:

I understand you don’t wish to vote at this time, please remember your vote is very important and your time is appreciated. If you change your mind and would like us to assist you in voting by telephone, please call us back toll-free at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. You can vote at any time by completing, signing, dating and returning your proxy card or voting instruction form using the postage-paid envelope provided, or by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good (morning, afternoon, evening).

ANSWERING MACHINE SCRIPT:

Hello. My name is [AGENT’S FULL NAME] and I am calling from D.F. King & Co. regarding your investment in the Dreyfus Institutional Cash Advantage Fund. You should have recently received proxy materials in the mail concerning the Fund’s Special Meeting of Shareholders to be held on July 20, 2016. Your vote is important. Please sign, date and promptly mail your proxy card or voting instruction form in the postage-paid envelope provided. Internet or touch-tone telephone voting also is available. Please follow the instructions provided on your proxy card or voting instruction form. If you have any questions, would like to vote or need new proxy materials, please call D.F. King, which is your Fund’s proxy solicitor, at 1-877-478-5047. Thank you.

What are shareholders being asked to vote on?

The Proposal

To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Fund to Dreyfus Institutional Preferred Money Market Fund (the "Acquiring Fund"), in exchange solely for Hamilton, Administrative and Participant shares of the Acquiring Fund having an aggregate net asset value equal to the value of the Fund's net assets and the assumption by the Acquiring Fund of the Fund's stated liabilities (the "Reorganization"). Hamilton, Administrative and Participant shares of the Acquiring Fund received by the Fund in the Reorganization will be distributed pro rata by the Fund, with holders of its Institutional shares receiving Hamilton shares of the Acquiring Fund, holders of its Administrative shares or Investor shares receiving Administrative shares of the Acquiring Fund and holders of its Participant shares receiving Participant shares of the Acquiring Fund, in liquidation of the Fund, after which the Fund will cease operations and will be terminated as a series of the Trust.

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION – FOR

How does the Fund’s Board recommend I vote?

As part of the broader set of changes being proposed by Dreyfus for its current money market fund offerings, management of Dreyfus recommended to the Trust’s Board that the Fund be consolidated with the Acquiring Fund. After considering the terms and conditions of the reorganization, the investment objectives and investment management policies of, as well as shareholder services offered by, the Fund and the Acquiring Fund, fees and expenses, including the total annual expense ratios, of the Fund and the Acquiring Fund, and the relative performance of the Fund and the Acquiring Fund, the Trust’s Board believes that reorganizing the Fund into the Acquiring Fund is in the best interests of the Fund and that the interests of the Fund’s shareholders will not be diluted as a result of the reorganization.

How will shareholders benefit from the proposed Reorganization?

The Trust’s Board of Trustees believes that the reorganization will permit Fund shareholders to pursue the same investment goals in a larger combined fund that also is managed by Dreyfus. As of March 31, 2016, the Acquiring Fund had approximately $3.7 billion in net assets and the Fund had approximately $17.4 billion in net assets. The Acquiring Fund’s Hamilton shares have the same total annual expense ratio as the Fund’s Institutional shares, the Acquiring Fund’s Administrative shares and Participant shares are estimated to have a slightly lower total annual expense ratio than the corresponding class of shares of the Fund and the Acquiring Fund’s Administrative shares are estimated to have a lower total annual expense ratio than the Fund’s Investor shares. In addition, the Acquiring Fund, but not the Fund, is subject to a “unitary” management fee. Under the unitary fee structure, Dreyfus pays all of the expenses of the Acquiring Fund, except for the Acquiring Fund’s management fee, fees pursuant to any distribution or shareholder services plan adopted by the Acquiring Fund, and certain other expenses. Accordingly, the Fund’s total expense ratio is more likely to increase than is the total expense ratio of the Acquiring Fund (assuming the same asset levels). Fund shareholders could, therefore, benefit from the Acquiring Fund’s unitary fee structure. The Acquiring Fund also has a comparable performance record to that of the Fund. Past performance information is not available for Administrative shares and Participant shares of the Acquiring Fund, which are new and have been authorized by the Acquiring Trust’s Board to be issued to Fund shareholders in connection with the proposed reorganization.

If approved, what will happen to my shares as a result of the Reorganization?

You will become a shareholder of Dreyfus Institutional Preferred Money Market Fund, a series of Dreyfus Institutional Preferred Money Market Funds, an open-end investment company managed by The Dreyfus Corporation, on or about August 26, 2016, and will no longer be a shareholder of Dreyfus Institutional Cash Advantage Fund. If you hold Institutional shares of the Fund, you will receive Hamilton shares of the Acquiring Fund, if you hold Administrative shares or Investor shares of the Fund, you will receive Administrative shares of the Acquiring Fund, and if you hold Participant shares of the Fund, you will receive Participant shares of the Acquiring Fund, in each case, with a value equal to the value of your investment in the Fund as of the Closing Date. The Fund will then cease operations and be terminated as a series of Dreyfus Institutional Cash Advantage Funds. Administrative shares and Participant shares of the Acquiring Fund are new and have been authorized by the Acquiring Trust’s

Board to be issued to Fund shareholders in connection with the reorganization.

What are the principal differences between Institutional shares and Investor shares of the Fund and Hamilton shares and Administrative shares of the Acquiring Fund?

The principal differences between Institutional shares of the Fund and Hamilton shares of the Acquiring Fund, and between Investor shares of the Fund and Administrative shares of the Acquiring Fund, are their fee structure and distribution and servicing expenses. The management fee payable by the Acquiring Fund is a “unitary” fee, pursuant to which Dreyfus bears certain expenses of the Acquiring

Fund that the Fund bears directly. In addition, Investor shares of the Fund and Hamilton shares and Administrative shares of the Acquiring Fund are each subject to a distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act (each, a “Rule 12b-1 Plan”) pursuant to which the Fund and the Acquiring Fund pay MBSC a fee for distributing such classes of shares, for advertising and marketing and providing certain services to shareholders of these classes. Under the respective Rule 12b-1 Plan, the Fund pays a fee at an annual rate of 0.25% of the value of the average daily net assets attributable to Investor shares of the Fund, and the Acquiring Fund pays a fee at an annual rate of 0.06% and 0.12% of the value of the average daily net assets attributable to Hamilton shares and Administrative shares, respectively, of the Acquiring Fund. There is no Rule 12b-1 Plan fee for Institutional shares of the Fund. Because Rule 12b-1 Plan fees are paid out of the assets attributable to such classes of shares on an ongoing basis, over time they will increase the cost of an investment in such classes of shares and may cost an investor more than paying other types of sales charges.

Are the investment goals and strategies of each fund similar?

The Acquiring Fund and the Fund have the same investment objective and substantially similar investment management policies. The Acquiring Fund and the Fund each seek as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. As money market funds, the Acquiring Fund and the Fund are each subject to the maturity, quality, liquidity and diversification requirements of Rule 2a-7 under the Investment Company Act of 1940, as amended, which are designed to help them maintain a stable share price of $1.00, although each fund will be required to “float” its share price later this year. The investment policies, practices and limitations (and the related risks) of the Acquiring Fund and the Fund are substantially similar.

The Acquiring Fund, like the Fund, normally invests in a diversified portfolio of high quality, short-term, dollar-denominated debt securities, including: securities issued or guaranteed as to principal and interest by the U.S. government or its agencies or instrumentalities; certificates of deposit, time deposits, bankers’ acceptances and other short-term securities issued by domestic or foreign banks or thrifts or their subsidiaries or branches; repurchase agreements, including tri-party repurchase agreements; asset-backed securities; municipal securities; domestic and foreign commercial paper, and other short-term corporate obligations, including those with floating or variable rates of interest; and dollar-denominated obligations issued or guaranteed by one or more foreign governments or any of their political subdivisions or agencies. Normally, each fund invests at least 25% of its assets in domestic or dollar-denominated foreign bank obligations.

If approved, how will this affect the day-to-day management of the fund?

Dreyfus is the investment adviser to the Acquiring Fund and the Fund and provides day-to-day management of the Acquiring Fund’s and the Fund’s investments.

Can you summarize the regulatory changes affecting the funds and what Dreyfus is proposing to do with its money market fund line-up?

In light of the changing regulatory landscape, Dreyfus is seeking to align its fund offerings with shareholders’ needs and preferences through a broad series of changes, including through amendments to the investment management policies of certain Dreyfus-managed money market funds and the conversion of several Dreyfus-managed prime money market funds to government money market funds. Additionally, Dreyfus has consolidated several money market funds that have similar investment strategies and similarly is proposing to consolidate the Fund and the Acquiring Fund. Dreyfus believes that the proposed reorganization of the Fund, along with the other changes summarized above, will simplify and streamline its money market fund offerings and make it easier for shareholders to select a fund or class that meets their needs.

Will the Acquiring Fund continue to seek to maintain a stable net asset value after implementation of the regulatory changes?

Under the new SEC rules, each of the Fund and the Acquiring Fund is an “institutional prime” money market fund. As a result, the Acquiring Fund (and, if the reorganization is not approved and consummated, the Fund) will be required to price and transact at a “floating” net asset value per share, instead of seeking to maintain a stable share price of $1.00 no later than October 14, 2016. The net asset value per share of the Acquiring Fund (and, if the reorganization is not approved and consummated, the net asset value per share of the Fund) is expected to begin to float on October 10, 2016.

If the Reorganization is approved, will I continue to have the same shareholder privileges?

The Acquiring Fund will offer you the same shareholder privileges, such as the Fund Exchanges service or Dreyfus Auto-Exchange Privilege, that you currently have as a shareholder of the Fund.

If approved, will fund fees and expenses increase as a result of the Reorganization?

No. The Acquiring Fund has agreed to pay Dreyfus a “unitary” management fee at the annual rate of 0.10% of the value of the Acquiring Fund’s average daily net assets. Under the unitary fee structure, Dreyfus pays all of the Acquiring Fund’s expenses, except management fees, Rule 12b-1 Plan fees, interest, taxes, brokerage fees and commissions, if any, fees and expenses of the Acquiring Trust’s independent board members, fees and expenses of independent counsel to the Acquiring Trust and to the Acquiring Trust’s independent board members, and any extraordinary expenses. Dreyfus has agreed to reduce its management fee in the amount equal to the Acquiring Fund’s allocable portion of the fees and expenses of independent counsel to the Acquiring Trust and such independent board members and their counsel. The Fund has agreed to pay Dreyfus a management fee at the annual rate of 0.15% of the value of the Fund’s average daily net assets. In addition, the Acquiring Fund’s Hamilton shares have the same total annual expense ratio as the Fund’s Institutional shares, the Acquiring Fund’s Administrative shares and Participant shares are estimated to have a slightly lower total annual expense ratio than the corresponding class of shares of the Fund and the Acquiring Fund’s Administrative shares are estimated to have a lower total annual expense ratio than the Fund’s Investor shares (in each case, without reflecting the fees waived and/or expenses reimbursed by Dreyfus pursuant to voluntary undertakings), based on expenses of the funds as of the end of the Fund’s most recent semi-annual period and the Acquiring Fund’s most recent fiscal year end.

What are the expected U.S. tax consequences of the Reorganization?

The reorganization will not be a taxable event for federal income tax purposes. Shareholders will not recognize any capital gain or loss as a direct result of the reorganization. A shareholder’s tax basis in Fund shares will carry over to the shareholder’s Acquiring Fund shares, and the holding period for such Acquiring Fund shares will include the holding period for the shareholder’s Fund shares. As a condition to the closing of the reorganization, the Fund and the Acquiring Fund will receive an opinion of counsel to the effect that, for federal income tax purposes, the reorganization will qualify as a tax-free reorganization and, thus, no gain or loss will be recognized by the Fund, the Fund’s shareholders, or the Acquiring Fund as a direct result of the reorganization. The Fund will distribute any undistributed net investment income and net realized capital gains (after reduction for any capital loss carryforwards) prior to the reorganization, which distribution will be taxable to shareholders.

Who will pay the costs of the proposed Reorganization?

Dreyfus, and not the Fund or the Acquiring Fund, will pay the expenses directly related to the reorganization whether or not the reorganization is consummated.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1

VOTING METHODS

PHONE:

To cast your vote by telephone with a proxy specialist, call 1-877-478-5047. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. and Saturday 10:00 a.m. to 6:00 p.m. Eastern Time.

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.

TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.

INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online At:	www.dreyfus.com

CLASS	CUSIP		TICKER
ADMINISTRATIVE	26200	V203	DDTXX
INVESTOR	26200	V302	DIVXX
INSTITUTIONAL	26200	V104	DADXX
PARTICIPANT	26200	V401	DPTXX